Exhibit 99.1

NEW YORK, May 7, 2014

Voya Financial Announces First Quarter 2014 Results

Voya Financial, Inc. (NYSE: VOYA), which has rebranded from ING U.S., today reported financial results for the first quarter 2014:

•	After-tax operating earnings[1],[2] of $150 million, or $0.57 per diluted share, compared with $167 million, or $0.73 per share in the first quarter of 2013[3].

•

Net income available to common shareholders of $258 million, or $0.98 per diluted share, compared with a loss of $212 million, or $(0.92) per share in the first quarter of 2013[3]. First quarter 2014 net income available to common shareholders includes the Closed Block Variable Annuity (CBVA) segment’s after-tax income of $13 million, which includes an after-tax gain of $19 million related to nonperformance risk[4]. The CBVA segment includes the effect of its hedge program, which focuses on protecting regulatory and rating agency capital from market movements, rather than minimizing GAAP earnings volatility.

ONGOING BUSINESS RESULTS

Voya Financial’s Ongoing Business includes the Retirement, Annuities, Investment Management, Individual Life, and Employee Benefits segments. The Corporate, CBVA, Closed Block Institutional Spread Products, and Closed Block Other segments are not reflected in Ongoing Business results.

	Three months ended March 31,
($ in millions, before income taxes)	2014	2013
Ongoing Business operating earnings	$268	$285
Less: DAC/VOBA and other intangibles unlocking	(20)	7

Ongoing Business adjusted operating earnings	$287	$278

Ongoing Business adjusted operating earnings before income taxes were $287 million, compared with $278 million in the first quarter of 2013. The following items primarily accounted for this increase:

•	Increased fee-based margin ($38 million positive variance) on higher assets due to positive net flows and market appreciation;

•

Higher administrative expenses ($36 million negative variance), which reflect the benefit of a $13 million variable compensation accrual in the first quarter of 2013 that did not recur, as well as higher expenses associated with investments in the business and increased public company operating expenses in the first quarter of 2014;

[1]

Voya Financial assumes a 35% tax rate on items described as “after-tax.” The 35% tax rate does not reflect the actual tax expense or benefit, including the benefit or expense from recognizing certain deferred tax assets. Net income (loss) available to common shareholders reflects the actual effective tax rate.

[2]

Operating earnings, Ongoing Business operating earnings, and adjusted operating earnings are each non-GAAP financial measures; information regarding the non-GAAP financial measures included in this press release, and reconciliations to the most comparable U.S. GAAP measures, are provided in the tables that accompany this release and in the Quarterly Investor Supplement.

[3]	For the three months ended March 31, 2014, weighted-average fully diluted common shares outstanding were 263.5 million. For financial reporting purposes, per share amounts for the three months ended March 31, 2013 are based on 230.0 million common shares outstanding, which gives retroactive effect to the number of common shares outstanding immediately prior to the company’s IPO in May 2013.
[4]	Nonperformance risk, which the company considers a noneconomic factor, is influenced by the credit quality of the individual insurance company subsidiary that issued the guarantee and the priority of policyholder claims. Improving credit quality will typically produce a loss, and worsening credit quality will typically produce a gain.

•	Lower DAC/VOBA and other intangibles amortization ($23 million positive variance);

•	Higher trail commissions ($8 million negative variance) due to higher assets under management; and

•	Lower underwriting gain ($6 million negative variance) principally due to higher mortality in Individual Life, partially offset by improved underwriting gain in Employee Benefits.

Ongoing Business adjusted operating return on equity (“Adjusted ROE”)5 for the twelve-month period ended March 31, 2014 was 10.3%, compared with 10.3% for the full year 2013.

“In the first quarter of 2014, we continued to focus on the execution of our margin, growth, and capital initiatives to deliver on our long-term value creation plan,” said Rodney O. Martin, Jr., chairman and chief executive officer, Voya Financial. “Total assets under management and administration grew to $514 billion, partly due to positive net flows in our Retirement, Annuities, and Investment Management businesses. For the twelve months ended March 31, 2014, our Adjusted ROE was 10.3%, consistent with 2013 and up significantly from 2012. Moving forward, we will continue to focus on executing on our key initiatives in order to achieve our Adjusted ROE objective of 12-13% by 2016.

“Our first quarter business results were affected by several items that were discussed in connection with the secondary offering of our common stock in March. At the same time, we generated underlying improvements in our Ongoing Business that contributed to operating earnings for the quarter. For example, we continued to re-price our Retirement book of business at improved internal rates of return. In Investment Management, we achieved $4.7 billion in sub-advisor replacement net flows and continued to grow our third-party business. We also generated positive net flows and grew sales in our Annuities business, as we benefitted, in part, from our expanded distribution. Equally important, we continued to focus on shifting our Insurance Solutions business mix to less capital-intensive offerings, in part by growing sales in Employee Benefits.

“The beginning of 2014 also was marked by some equally noteworthy items. Most notably, ING Group further reduced its ownership of Voya Financial common stock to below a majority stake – 43% – in part due to our repurchase of $250 million of our shares directly from ING Group. With our share repurchase, in particular, we have further demonstrated our commitment to driving improved value for our shareholders. Now, having transitioned to our new brand name on April 7, we remain excited about our future. We are committed to executing on our long-term value creation plans and achieving our vision to be America’s Retirement Company,” concluded Martin.

FIRST QUARTER 2014 SUMMARY

•	Retirement Solutions and Investment Management accounted for approximately 79% of Ongoing Business adjusted operating earnings before income taxes for the three months ended March 31, 2014

•	Retirement net flows of $44 million

•

Investment Management operating margin of 27.7%, excluding results from investment capital; net flows of $1.0 billion, excluding $0.8 billion in variable annuity outflows and $4.7 billion in sub-advisor replacements

•	Individual Life sales of $19 million, reflecting a shift to less capital-intensive products

[5]	Ongoing Business adjusted operating ROE is a non-GAAP financial measure. A reconciliation to the most comparable U.S. GAAP measure is provided in the tables that accompany this release.

•	Employee Benefits loss ratios of 72.4% for Stop Loss and 82.0% for Group Life; the expected annual range for both loss ratios is 77-80%

•	Total assets under management (AUM) of $280 billion and total assets under management and administration of $514 billion

•	Estimated combined risk-based capital (RBC) ratio of 525%[6], above the company’s target of 425%

•	Debt-to-capital ratio excluding accumulated other comprehensive income (AOCI) of 23.5%

•	Book value per share (excluding AOCI) of $44.85[7]

	Three months ended March 31,
($ in millions, except per share amounts)	2014	2013	% Change
Operating earnings before income taxes by segment
Retirement	$115	$138	(17)%
Annuities	55	54	2
Investment Management	50	30	67
Individual Life	31	51	(39)
Employee Benefits	17	12	42

Ongoing Business	$268	$285	(6)%
Corporate	(38)	(50)	24
Closed Block Institutional Spread Products and Other	1	21	NM

Total operating earnings before income taxes	$231	$257	(10)%

Total operating earnings, after-tax*	$150	$167	(10)%
Closed Block Variable Annuity, after-tax*	13	(310)	NM
Net investment gains (losses), after-tax*	37	27	37
Other, after-tax**	1	(28)	NM
Difference between actual tax (expense) benefit and assumed 35% tax rate	71	(82)	NM

Net income (loss)	$272	$(226)	NM
Less: net income (loss) attributable to noncontrolling interest	14	(14)	NM

Net income (loss) available to common shareholders	$258	$(212)	NM

Operating earnings per diluted share	$0.57	$0.73	(22)%
Net income (loss) per diluted share	$0.98	$(0.92)	NM
Fully diluted weighted average shares outstanding (in millions)	263.5	230.0

*	Assumes 35% tax rate. The 35% tax rate does not reflect the actual tax expense or benefit, including the benefit or expense from recognizing certain deferred tax assets.
**	Other, after-tax consists of net guaranteed benefit hedging gains (losses) and related charges and adjustments; income (loss) from business exited; certain expenses and deal incentives related to the divestment of Voya Financial by ING Group; expenses associated with the rebranding of Voya Financial from ING U.S.; restructuring expenses (severance, lease write-offs, etc.); and net income (loss) attributable to noncontrolling interest.

NM	= Not Meaningful

[6]	Estimated combined RBC ratio primarily for Voya Financial’s four principal U.S. insurance subsidiaries.
[7]	Book value per share (excluding AOCI) is a non-GAAP financial measure. For a reconciliation to the most comparable U.S. GAAP measure, see the tables accompanying this press release.

BUSINESS SEGMENT DISCUSSIONS

The following discussions compare the first quarters of 2014 and 2013 unless otherwise noted. All figures are presented before income taxes.

RETIREMENT – HIGHER ADMINISTRATIVE EXPENSES OFFSET HIGHER FEE-BASED MARGIN

	Three months ended March 31,
($ in millions, before income taxes)	2014	2013
Operating earnings	$115	$138
Less: DAC/VOBA and other intangibles unlocking	(11)	3

Adjusted operating earnings	$126	$135

Retirement adjusted operating earnings were $126 million, compared with $135 million. The following items primarily accounted for this decrease:

•

Higher administrative expenses ($18 million negative variance), which reflects the benefit of the variable compensation accrual in the first quarter of 2013 as well as investments in the business in the first quarter of 2014;

•	Higher fee-based margin ($11 million positive variance) on higher variable assets partially offset by reduced recordkeeping revenue;

•	Lower investment spread and other investment income ($5 million negative variance) from lower prepayment fee income and alternative investment income;

•	Lower DAC/VOBA and other intangibles amortization ($5 million positive variance) as a result of a reduced amortization rate; and

•	Higher trail commissions ($4 million negative variance) due to higher AUM.

Retirement net flows were $44 million, compared with $1.4 billion in the first quarter of 2013 and $363 million in the fourth quarter of 2013. Net flows vary in size and timing, sometimes substantially, from one quarter to the next. Retirement AUM totaled $107 billion as of March 31, 2014, up from $96 billion as of March 31, 2013 and up from $105 billion as of December 31, 2013.

ANNUITIES – CONTINUED GROWTH IN MUTUAL FUND CUSTODIAL ASSETS DROVE HIGHER FEE-BASED MARGIN

	Three months ended March 31,
($ in millions, before income taxes)	2014	2013
Operating earnings	$55	$54
Less: DAC/VOBA and other intangibles unlocking	3	7

Adjusted operating earnings	$52	$47

Annuities adjusted operating earnings were $52 million, compared with $47 million. The following items primarily accounted for this increase:

•	Lower DAC/VOBA and other intangibles amortization ($9 million positive variance) due to a decrease in the amortization rate;

•	Higher fee based margin ($3 million positive variance) on increased levels of mutual fund custodial assets;

•	Higher administrative expenses ($3 million negative variance) due in part to the benefit of the variable compensation accrual in the first quarter of 2013;

•	Lower investment spread and other investment income ($2 million negative variance) as lower capital levels led to lower investment income on assets backing capital; and

•	Higher trail commissions ($2 million negative variance) due to increased mutual fund custodial sales and AUM.

Net flows were $55 million, as net inflows from fixed indexed annuity and mutual fund custodial sales outpaced net outflows on fixed rate annuity policies, especially older products with higher fixed rate crediting levels such as Multi-Year Guarantee Annuities.

AUM for the Annuities segment totaled $27 billion as of March 31, 2014, unchanged from $27 billion as of December 31, 2013 and up slightly from $26 billion as of March 31, 2013. Included in AUM is the company’s mutual fund custodial product (Select Advantage), which increased to $3.6 billion as of March 31, 2014, up from $2.7 billion as of March 31, 2013 and $3.4 billion as of December 31, 2013.

INVESTMENT MANAGEMENT – HIGHER FEE-BASED MARGIN ON HIGHER AUM

	Three months ended March 31,
($ in millions, before income taxes)	2014	2013
Operating earnings	$50	$30
Adjustments	—	—

Adjusted operating earnings	$50	$30

Investment Management adjusted operating earnings were $50 million, compared with $30 million. The following items primarily accounted for this increase:

•	Higher fee based margin ($24 million positive variance) driven primarily by growth in AUM from strong net flows and equity market appreciation;

•	Higher operating expenses ($9 million negative variance) resulting largely from higher compensation expenses due to growth in the business; and

•	Higher investment capital and other investment income ($5 million positive variance) due to favorable results from investment capital.

The operating margin was 31.0%, compared with 22.8% in the first quarter of 2013 and 31.7% in the fourth quarter of 2013. The increase in operating margin compared with the first quarter of 2013 reflects the benefit of higher fees, higher investment capital revenues, and managed expense growth. The operating margin excluding investment capital revenues was 27.7%, compared with 21.1% in the first quarter of 2013 and 26.5% in the fourth quarter of 2013.

Net flows excluding sub-advisor replacement net flows (performance-driven replacement of non-Voya mutual fund sub-advisors) and excluding CBVA outflows were $1.0 billion, compared with $3.0 billion in the first quarter of 2013 and $1.3 billion in the fourth quarter of 2013. There were $4.7 billion in sub-advisor replacement net flows in the first quarter of 2014, compared with $0.6 billion of such flows in the first quarter of 2013 and none in the fourth quarter of 2013.

Third-party8 inflows were $9.8 billion, compared with $6.8 billion in the first quarter of 2013 and $5.7 billion in the fourth quarter of 2013. Third-party net flows were $4.9 billion, compared with $3.2 billion in the first quarter of 2013 and $646 million in the fourth quarter of 2013. Third-party AUM totaled $127 billion as of March 31, 2014, up from $108 billion as of March 31, 2013 and $120 billion as of December 31, 2013. Positive net flows including sub-advisor replacements and equity market appreciation drove the increase in AUM from December 31, 2013.

[8]	Excludes general account assets of Voya Financial’s insurance company subsidiaries.

INDIVIDUAL LIFE – LOWER UNDERWRITING GAIN DRIVEN BY UNFAVORABLE MORTALITY

	Three months ended March 31,
($ in millions, before income taxes)	2014	2013
Operating earnings	$31	$51
Less: DAC/VOBA and other intangibles unlocking	(7)	(3)

Adjusted operating earnings	$38	$54

Individual Life adjusted operating earnings were $38 million, compared with $54 million. The following items primarily accounted for this decrease:

•	Lower net underwriting gain and other revenue ($29 million negative variance) reflecting unfavorable mortality driven by claims severity in the first quarter of 2014;

•	Lower DAC/VOBA amortization ($12 million positive variance) due to lower gross profits; and

•	Higher investment spread and other investment income ($2 million positive variance) as higher fixed investment income and alternate investment income offset lower prepayment income.

Sales were $19 million, compared with $29 million in the first quarter of 2013 as a result of deliberate pricing actions and a shift in focus to accumulation-focused products.

EMPLOYEE BENEFITS – STRONG STOP LOSS SALES AND IMPROVED UNDERWRITING GAIN

	Three months ended March 31,
($ in millions, before income taxes)	2014	2013
Operating earnings	$17	$12
Less: DAC/VOBA and other intangibles unlocking	(5)	—

Adjusted operating earnings	$22	$12

Employee Benefits adjusted operating earnings were $22 million, compared with $12 million. The following items primarily accounted for this increase:

•	Higher net underwriting gain ($20 million positive variance) due to improved loss ratios for Stop Loss, Voluntary, and Group Life products;

•	Higher administrative expenses ($5 million negative variance), mostly due to higher expenses associated with business growth; and

•	Higher commissions ($4 million negative variance) due to higher Stop Loss sales volume.

The loss ratio for Group Life was 82.0% compared with 85.4%. The loss ratio for Group Life was outside the company’s expected annual range of 77-80%; the Group Life loss ratio tends to be highest during the first quarter of the year. The loss ratio for Stop Loss was 72.4%, compared with 77.6%. The expected annual loss ratio range for Stop Loss also is 77-80%.

Employee Benefits sales were $252 million, compared with $157 million due to higher sales for Stop Loss and Voluntary Products. Stop Loss sales were $182 million, compared with $90 million due to expanded distribution in certain geographic regions and improvements in sales force training related to prospect identification and information collection. The growth in Voluntary Product sales was driven by higher sales of the company’s Compass suite.

CORPORATE

Corporate operating losses before income taxes were $37 million compared with losses of $50 million. First quarter 2014 results reflect increased interest expense due to the replacement of short-term debt with long-term debt, offset by the elimination of letter of credit expenses as a result of the termination in May 2013 of the contingent capital letter of credit facility supporting the CBVA segment.

CLOSED BLOCK INSTITUTIONAL SPREAD PRODUCTS AND CLOSED BLOCK OTHER

	Three months ended March 31,
($ in millions, before income taxes)	2014	2013
Closed Block Institutional Spread Products	$5	$22
Closed Block Other	(4)	(1)

Operating earnings	$1	$21

Closed Block Institutional Spread Products and Closed Block Other operating earnings were $1 million compared with $21 million. The decline in earnings was primarily a result of the continued run-off of the Closed Block Institutional Spread Products block and higher accretion income a year ago on previously impaired securities.

The average AUM for Closed Block Institutional Spread Products decreased to $2.5 billion for the quarter ended March 31, 2014, down from $3.0 billion for the quarter ended December 31, 2013 and $3.9 billion for the quarter ended March 31, 2013, reflecting the continued run-off of the block. As a result, both investment income and interest credited to contract owners/policyholders were lower in the first quarter of 2014.

CBVA

CBVA had net income before income taxes of $20 million, including a gain before income taxes of $30 million due to changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, which the company considers a non-economic factor. This compares with a first quarter 2013 net loss before income taxes of $477 million, which included a loss before income taxes of $107 million related to nonperformance risk. The stronger increase in the equity markets during the first quarter of 2013 drove higher losses and reflects the accounting asymmetry associated with the company’s CBVA hedge program, which is designed primarily to protect regulatory and rating agency capital from equity market movements, rather than minimize U.S. GAAP earnings volatility.

During the first quarter of 2014, the hedge program resulted in a net gain to regulatory surplus as a result of the difference between the decline in reserves and the decline in hedge assets related to equity market movements. In addition, U.S. GAAP earnings in both periods were favorably impacted by lower volatility, which partially offset market-appreciation related net hedge program losses.

The retained net amount at risk for CBVA living benefit guarantees increased to $2.6 billion as of March 31, 2014 from $2.2 billion as of December 31, 2013, primarily due to lower interest rates in the quarter.

Share Repurchases

During the first quarter of 2014, Voya Financial repurchased, through a share repurchase agreement with ING Group, 7,255,853 shares of its common stock for $250 million. Voya Financial also purchased an additional 250,000 shares of its common stock in open market transactions during the quarter for an aggregate purchase price of $8.9 million. As of March 31, 2014, the company had $41.1 million remaining under its current share repurchase authorization.

Supplementary Financial Information

More detailed financial information can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Earnings Conference Call and Slide Presentation

Voya Financial will host a conference call on Wednesday, May 7, 2014 at 10:00 a.m. ET to discuss the company’s first quarter 2014 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com.

A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1:00 p.m. ET on May 7th.

About Voya Financial

Voya Financial, Inc. (NYSE: VOYA), which has rebranded from ING U.S., is comprised of premier retirement, investment and insurance companies serving the financial needs of approximately 13 million individual and institutional customers in the United States. The company’s vision is to be America’s Retirement CompanyTM and its guiding principle is centered on solving the most daunting financial challenge facing Americans today — retirement readiness. Working directly with clients and through a broad group of financial intermediaries, independent producers, affiliated advisors and dedicated sales specialists, Voya provides a comprehensive portfolio of asset accumulation, asset protection and asset distribution products and services. With a dedicated workforce of approximately 7,000 employees, Voya is grounded in a clear mission to make a secure financial future possible — one person, one family, one institution at a time. For more information, visit http://voya.com. Follow Voya Financial on Facebook and Twitter @Voya.

Media Contact:	Investor Contact:

Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Darin Arita 212-309-8999 IR@voya.com

Use of Non-GAAP Financial Measures

We use operating earnings, which consists of operating revenues minus operating benefits and expenses, to evaluate segment performance. We also report operating earnings on an aggregate basis (both before and after income taxes) for both our Ongoing Business and for our Company as a whole. Operating earnings does not replace net income (loss) as the measure of our results of operations. Each segment’s operating earnings before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•

Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•

Net guaranteed benefit hedging gains (losses), which include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. All other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in our nonperformance spread;

•	Income (loss) related to business exited through reinsurance or divestment;

•	Income (loss) attributable to noncontrolling interests;

•	Income (loss) related to early extinguishment of debt;

•	Impairment of goodwill, value of management contract rights and value of customer relationships acquired;

•	Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments; and

•

Other items, including restructuring expenses (severance, lease write-offs, etc.), certain third-party expenses and deal incentives related to the divestment of Voya Financial by ING Group and expenses associated with the rebranding of Voya Financial from ING U.S.

Our CBVA segment is managed to focus on protecting regulatory and rating agency capital rather than U.S. GAAP earnings and, therefore, we do not include its results of operations within operating earnings before income taxes. When we present the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the portions attributable to our CBVA segment.

We also use adjusted operating earnings before income taxes as a measure of our financial performance. This measure excludes from operating earnings the following items: (1) DAC/VOBA and other intangibles unlocking, (2) gains or losses in conjunction with a Lehman Brothers bankruptcy settlement for assets held in a partnership owned by the Company, and (3) losses recognized in certain periods of 2013 as a result of the disposal of low-income housing tax credit partnerships. Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The gains and losses from the Lehman Brothers bankruptcy settlement and loss from the disposition of low-income housing tax credit partnerships affected the run-rate level of investment income and we believe that this effect is not reflective of our ongoing performance.

We report Ongoing Business operating earnings before income taxes (both adjusted and unadjusted as described above) because we believe this measure is a useful indicator of the business performance for our Ongoing Business segments, excluding the effect of our Closed Block and Corporate segments.

The most directly comparable U.S. GAAP measure to operating earnings (both before and after income taxes), adjusted operating earnings before income taxes, Ongoing Business operating earnings before income taxes and Ongoing Business adjusted operating earnings before income taxes, is in each case income (loss) before income taxes. For a reconciliation of each of these non-GAAP measures to income (loss) before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

We report Ongoing Business adjusted operating ROE and adjusted operating ROC because we believe these measures are useful indicators of how effectively we use capital resources allocated to our Ongoing Business. The most directly comparable U.S. GAAP measure to adjusted operating ROE and adjusted operating ROC is return on equity. For a reconciliation of these non-GAAP measures to return on equity, see the tables that accompany this release as well as our Quarterly Investor Supplement.

In our Investment Management business we report the operating margin excluding Investment Capital results. Because results from Investment Capital can be volatile, excluding the effect of this item can improve period to period comparability.

In addition to book value per share including AOCI, we report book value per share excluding AOCI. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per share excluding AOCI provides a measure consistent with that view.

We also analyze our Ongoing Business performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our financial performance, because it provides insight into the main drivers of operating earnings (loss) before income taxes of our Ongoing Business. The sources of earnings are defined as follows:

•

Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee based margin consists primarily of fees earned on AUM, AUA, and transaction based recordkeeping fees.

•

Net underwriting gain (loss) and other revenue contains the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•

For a detailed explanation of DAC/VOBA and other intangibles amortization/unlocking see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles” in our 2013 Annual Report on Form 10-K, filed with the SEC on March 10, 2014, and our Quarterly Report on Form 10-Q, to be filed with the SEC.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Voya Financial Calculation and Reconciliation of Return on Equity and Return on Capital - TTM

	Twelve Months ended	Twelve Months ended
($ in millions, unless otherwise indicated)	March 31, 2014	December 31, 2013
GAAP Return on Equity
Net income (loss) available to Voya Financial, Inc.’s common shareholders	$1,070.6	$600.5
Voya Financial, Inc. shareholders’ equity: end of period	$14,002	$13,272
Voya Financial, Inc. shareholders’ equity: average for period	$13,053	$13,574

GAAP Return on Equity	8.2%	4.4%
Ongoing Business Adjusted Operating Return on Capital and Adjusted Operating Return on Equity
Ongoing Business adjusted operating earnings before income taxes	$1,221.0	$1,211.8
Income taxes on adjusted operating earnings (based on an assumed tax rate of 35%)	(427.4)	(424.2)

Ongoing Business adjusted operating earnings after income taxes	793.6	787.6
Interest expense after-tax[1]	(79.0)	(79.9)

Ongoing Business adjusted operating earnings after income taxes and interest expense	$714.6	$707.7

End of period capital for Ongoing Business	$9,123	$9,216
Average capital for Ongoing Business	$9,224	$9,137
Average debt (based on 25% debt-to-capital ratio)	$(2,306)	$(2,284)

Average equity for Ongoing Business	$6,918	$6,853

Adjusted Operating Return on Capital for Ongoing Business [2]	8.6%	8.6%
Adjusted Operating Return on Equity for Ongoing Business [1,2]	10.3%	10.3%

Voya Financial Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) - Trailing Twelve Months
	Twelve Months ended	Twelve Months ended
($ in millions)	March 31, 2014	December 31, 2013
Ongoing Business adjusted operating earnings before income taxes	$1,221.0	$1,211.8
DAC/VOBA and other intangibles unlocking	106.1	133.2
Lehman bankruptcy/LIHTC loss, net of DAC	83.6	83.6

Operating earnings before income taxes for Ongoing Business	1,410.7	1,428.6
Corporate	(197.8)	(210.6)
Closed Blocks Institutional Spread Products and Other	30.1	50.6

Total operating earnings before income taxes	1,243.0	1,268.6
Income taxes (based on an assumed tax rate of 35%)	(435.1)	(444.0)

Operating earnings, after-tax	808.0	824.6
Closed Block Variable Annuity, after-tax	(462.8)	(786.0)
Net investment gains (losses) and related charges and adjustments, after-tax	148.1	137.9
Other, after-tax	577.4	424.0

Net income (loss) available to Voya Financial, Inc.’s common shareholders	1,070.6	600.5
Net income (loss) attributable to noncontrolling interest	217.1	190.1

Net income (loss)	$1,287.7	$790.6

Voya Financial Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) - Quarter-to-date
($ in millions)	Three Months ended March 31, 2014	Three Months ended March 31, 2013
Ongoing Business adjusted operating earnings before income taxes	$287.3	$278.1
DAC/VOBA and other intangibles unlocking	(19.8)	7.3
Lehman bankruptcy/LIHTC loss, net of DAC	—	—

Operating earnings before income taxes for Ongoing Business	267.5	285.4
Corporate	(37.3)	(50.1)
Closed Blocks Institutional Spread Products and Other	0.9	21.4

Total operating earnings before income taxes	231.1	256.7
Income taxes (based on an assumed tax rate of 35%)	(80.9)	(89.8)

Operating earnings, after-tax	150.2	166.9
Closed Block Variable Annuity, after-tax	13.1	(310.1)
Net investment gains (losses) and related charges and adjustments, after-tax	37.4	27.2
Other, after-tax	57.4	(95.9)

Net income (loss) available to Voya Financial, Inc.’s common shareholders	258.1	(212.0)
Net income (loss) attributable to noncontrolling interest	13.5	(13.5)

Net income (loss)	$271.6	$(225.5)

Voya Financial Reconciliation of End of Period Capital for Ongoing Business to Shareholders’ Equity

($ in millions)	As of March 31, 2014	As of December 31, 2013
End of Period Capital for Ongoing Business	$9,123	$9,216
Closed Block Variable Annuity, Corporate, and Other Closed Blocks	$5,816	$5,722

End of Period Capital	$14,939	$14,938
Long -Term Debt	$(3,515)	$(3,515)

Voya Financial, Inc. shareholders’ equity excluding AOCI end of period	$11,424	$11,423
AOCI	$2,578	$1,849

Voya Financial, Inc. shareholders’ equity: end of period	$14,002	$13,272

[1]

Assumes debt-to-capital ratio of approximately 25% for all time periods presented, a weighted average pre-tax interest rate of 5.5% for all periods prior to the third quarter of 2013, when the company completed recapitilization, and the actual weighted average pre-tax interest rate for all periods starting with the third quarter of 2013.

[2]

Effective with the twelve months ending March 31, 2014, average capital and equity are calculated by taking the average of the quarterly capital and equity averages for the trailing four quarters, whereas in previous periods, average capital and equity were calculated by a two point average (Beginning of Year and End of Current Period).

Voya Financial

Reconciliation of Book Value Per Share

As of March 31, 2014
Book value per share, including AOCI	$54.97
Per share impact of AOCI	$(10.12)

Book value per share, excluding AOCI	$44.85

Voya Financial

Reconciliation of Investment Management Operating Margin

($ in millions, unless otherwise indicated)	Three Months Ended March 31, 2014	Three Months Ended December 31, 2013	Three Months Ended March 31, 2013
Operating revenues	$160.5	$167.1	$131.9
Operating expenses	110.7	114.2	101.8

Operating earnings before income taxes	$49.8	$52.9	$30.1
Operating margin	31.0%	31.7%	22.8%
Operating revenues	$160.5	$167.1	$131.9
Less:
Investment Capital Results	7.3	11.7	2.8

Revenues excluding Investment Capital	153.2	155.4	129.1
Operating expenses	110.7	114.2	101.8

Operating earnings excluding Investment Capital	$42.5	$41.2	$27.3

Operating margin excluding Investment Capital	27.7%	26.5%	21.1%

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations and (x) changes in the policies of governments and/or regulatory authorities. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 10, 2014.